                           DELTA GALIL INDUSTRIES LTD.

                                                      Tel-Aviv 27 December, 2005

                To                              To
                Securities Authority            Tel-Aviv Stock Exchange
                Jerusalem                       Tel Aviv
                ---------                       --------


Ladies and Gentlemen:

        Notice of Interested Person in Delta Galil Industries Ltd. ("Delta")

Notice is hereby given that Menorah Holdings Ltd. (520007469) informed us on January 2, 2006, that it had become an "interested person" in Delta and that it holds, directly and through affiliated pension and provident funds, a total of 950,073 shares, representing approximately 5.1% of the issued and outstanding share capital of Delta, excluding shares held by Delta.

Respectfully,


Miki Laxer
Company Secretary and Controller
Delta Galil Industries Ltd.